Exhibit (h)(4)(i)

Amendment No. 1

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 1 To Transfer Agency And Shareholder Services Agreement ("Amendment No. 1"), dated as of October 1, 2018 ("Effective Date"), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and Sterling Capital Funds (the "Investment Company"), on its own behalf and on behalf of each series of the Investment Company listed on Schedule B to the Current Agreement (as defined below) as amended by this Amendment No. 1, in its individual and separate capacity.

Background

BNYM and the Investment Company previously entered into the Transfer Agency And Shareholder Services Agreement, dated as of June 1, 2017. ("Current Agreement"). The parties wish to amend the Current Agreement as set forth in this Amendment No. 1.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.         Modifications to Current Agreement. The Current Agreement is amended as follows:

(a)        A new Section 3(a)(18) that reads in its entirety as follows is added:

(18)         22c-2 Services.

(A)          The Fund and BNYM will cooperate reasonably to transition from use of the system utilized by the Fund on September 28, 2018 to assist it in complying with Rule 22c-2 under the Investment Company Act of 1940, as amended (“SEC Rule 22c-2”) on a remote self-service basis ("Current 22c-2 System") to the system designated by BNYM as a replacement for the Current 22c-2 System ("Replacement 22c-2 System") to assist the Fund in complying with SEC Rule 22c-2 on a full service basis in accordance with a transition plan reasonably designed by BNYM in consultation with the Fund, which shall include a review of Fund requirements, a transfer of required Fund data from the Current 22c-2 System to the Replacement 22c-2 System, appropriate testing, appropriate training of Fund personnel, the creation, in consultation with the 22c-2 Provider (as defined in Section 3(a)(18)(B) below), of a compliance procedural overview that will govern the provision of the 22c-2 Services (as defined in Section 3(a)(18)(B) below) to the Fund by the 22c-2 Provider ("22c-2 Overview") and a switch from the Current 22c-2 System to the Replacement 22c-2 System for BNYM's provision of SEC Rule 22c-2 compliance assistance services ("22c-2 Switch"). The Fund will reasonably cooperate with BNYM to effect the 22c-2 Switch on the date designated by BNYM. The date of the 22c-2 Switch is referred to herein as the "Switch Effective Date."

(B)          BNYM will use reasonable care in selecting a third party service provider ("22c-2 Provider") (i) to assist each Fund in implementing the Fund's SEC Rule 22c-2 compliance rules ("22c-2 Compliance Rules") in a manner consistent with the Fund's SEC Rule 22c-2 policies as established by the Fund's prospectus or board of directors or trustees, as appropriate, (ii) to monitor the results of the implementation of the 22c-2 Compliance Rules, (iii) to report violations of the 22c-2 Compliance Rules that are detected, (iv) to advise the Fund on an ongoing basis of industry best practices, and (v) to implement changes to the 22c-2 Compliance Rules reasonably requested by the Fund's 22c-2 compliance officer. The 22c-2 Provider shall perform the services listed in the second column of Schedule F ("22c-2 Services") and the Fund shall be responsible for performing the corresponding functions listed in the third column of Schedule F. The Fund shall be provided with an opportunity from time to time to review the 22c-2 Overview and Schedule F in conjunction with the 22c-2 Provider and BNYM and make such changes as the Fund, BNYM and the 22c-2 Provider agree are appropriate. BNYM shall remain responsible for all conduct of the 22c-2 Provider.

(b)	Schedule B is deleted and replaced in its entirety with the Schedule B attached to this Amendment No. 1 To Transfer Agency and Shareholder Services Agreement between BNYM and the Investment Company on its own behalf and on behalf of its Funds, dated as of October 1, 2018.

2.          Remainder of Current Agreement. Except as specifically modified by this Amendment No. 1, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.          Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 1.

4.         Entire Agreement. This Amendment No. 1 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.         Facsimile Signatures; Counterparts. This Amendment No. 1 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 1 or of executed signature pages to this Amendment No. 1 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 1.

6.          Matters Relating to the Investment Company as a Massachusetts Business Trust. The names “Sterling Capital Funds” and “trustees of Sterling Capital Funds” refer respectively to the trust created and the trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of February 1, 2011, as amended, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Funds” entered into in the name or on behalf thereof by any of the officers, trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the officers, trustees, shareholders or representatives of the Investment Company personally, but bind only the assets of the Investment Company, and all persons dealing with any series of shares of the Investment Company must look solely to the assets of the Investment Company belonging to such series for the enforcement of any claims against the Investment Company.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 To Transfer Agency And Shareholder Services Agreement to be executed by their duly authorized officers as of the Effective Date.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Robert C. Jordan

Name:	Robert C. Jordan

Title:	Managing Director

Sterling Capital Funds On its own behalf and on behalf of each Fund, each in its individual and separate capacity, and not on behalf of any other Fund

By:	/s/ James T. Gillespie

Name:	James T. Gillespie

Title:	President

SCHEDULE B

(October 1, 2018)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency And Shareholder Services Agreement dated as of June 1, 2017, between BNY Mellon Investment Servicing (US) Inc. and Sterling Capital Funds on behalf of itself and each of the following Funds.

Portfolios

Sterling Capital Behavioral International Equity Fund

Sterling Capital Behavioral Large Cap Value Equity Fund

Sterling Capital Behavioral Small Cap Value Equity Fund

Sterling Capital Corporate Fund

Sterling Capital Diversified Income Fund

Sterling Capital Equity Income Fund

Sterling Capital Intermediate U.S. Government Fund

Sterling Capital Kentucky Intermediate Tax-Free Fund

*   Sterling Capital Long/Short Equity Fund

Sterling Capital Maryland Intermediate Tax-Free Fund

Sterling Capital Mid Value Fund

Sterling Capital North Carolina Intermediate Tax-Free Fund

Sterling Capital Securitized Opportunities Fund

Sterling Capital Short Duration Bond Fund

Sterling Capital SMID Opportunities Fund

Sterling Capital South Carolina Intermediate Tax-Free Fund

Sterling Capital Special Opportunities Fund

Sterling Capital Strategic Allocation Balanced Fund

Sterling Capital Strategic Allocation Growth Fund

Sterling Capital Stratton Mid Cap Value Fund

Sterling Capital Stratton Real Estate Fund

Sterling Capital Stratton Small Cap Value Fund

Sterling Capital Total Return Bond Fund

Sterling Capital Ultra Short Bond Fund

Sterling Capital Virginia Intermediate Tax-Free Fund

Sterling Capital West Virginia Intermediate Tax-Free Fund

*	Liquidated January 26, 2018. Will not appear on future versions of Schedule B.

Schedule F

22c-2 Services And Corresponding Fund Responsibilities

Implementation/Set-up	22c-2 Provider Responsibility	Mutual Fund Co. Responsibility
Define Rules: Determine Data Sources: Compliance Reports and queries:

   Construct compliance rules based on client policies and desired output.

   Establish data sources, i.e. SDR, portals, etc.

   Standard compliance reports and ad hoc queries can be created. Additional custom reporting can be developed once terms are agreed upon.

   Determine and describe 22c-2 policies by product type, transaction type, and time frames.

   Define approach: risked based vs. data driven.

   Describe desired parameters for standard reporting and any additional desired reports

Daily Monitoring	22c-2 Provider Responsibility	Mutual Fund Co. Responsibility
Daily Results: Account Restrictions: Reporting and Updates: Audit and Reconciliation:

   Monitor account violations

   Restrict accounts based on client instructions

   Provide ongoing reporting and adjust rules as requested by client.

   Reconcile account restrictions reported in the application with account restrictions as reported by intermediaries.

   Provide account violation policies

   Approve account restrictions

   Provide policy updates and instructions for changes with rule requirements.

   Provide contacts at intermediaries for restricted account notices and authorize restrictions.

Case Management	22c-2 Provider Responsibility	Mutual Fund Co. Responsibility
Data Acquisition: Account Restrictions: Adjustments and Updates: Reporting and Audit:

   Follow and perform prescribed workflow steps to acquire data from intermediaries

   Follow and perform prescribed workflow steps to restrict an account.

   Adjust workflow requirements consistent with policy or rule changes.

   Provide reports and audits for case management steps and actions.

   Verify data acquisition requirements based on compliance policies.

   Verify account restriction policies and authorize account restrictions.

   Notify ADC of policy or rule changes and verify changes to corresponding workflow steps.

   Review and approve case management reports and audits.